For Immediate Release
Phone: 609-561-9000
Investor Relations Contact: Stephen Clark x4260
Media Contact: Joanne Brigandi x 4240
October 22, 2007

SJI Raises Dividend 10%

Folsom, NJ– South Jersey Industries (NYSE: SJI) today announced that its board of directors had voted to increase the company’s regular quarterly dividend from $0.245 to $0.27 per share. The increase equates to an annualized dividend of $1.08, an increase of $0.10 per share over the previous level. SJI has now increased its dividend for nine consecutive years.
 “Our confidence in SJI’s performance for the remainder of 2007 and beyond supported the action by our board to announce a 10% dividend increase,” said SJI Chairman & CEO Edward Graham. SJI’s expectation of strong 2007 results is supported by year-to-date performance from a number of business lines, particularly the wholesale commodity marketing business. This business typically shows its strongest results in the first and fourth quarters. Losses on hedge transactions being recognized between April and October of this year are directly related to transactions that produced significantly greater income in the first quarter of 2007.
Factors that the board considers when setting the dividend include future earnings expectations, payout ratio, and dividend yield relative to those at peer companies as well as returns available on other income-oriented investments. SJI recognizes that dividends are an important income source for many of our shareholders, and remains committed to providing a secure, growing dividend.
The dividend is payable December 28, 2007 to shareholders of record at the close of business December 10, 2007. SJI has paid dividends for 56 consecutive years.

Forward-Looking Statement

This news release contains forward-looking statements. All statements other than statements of historical fact included in this press release should be considered forward-looking statements made in good faith by the Company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this press release words such as “anticipate”, “believe”, “expect”, “estimate”, “forecast”, “goal”, “intend”, “objective”, “plan”, “project”, “seek”, “strategy” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These risks and uncertainties include, but are not limited to, the following: general economic conditions on an international, national, state and local level; weather conditions in our marketing areas; changes in commodity costs; the timing of new projects coming online; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in our distribution system; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers or suppliers to fulfill their contractual obligations; and changes in business strategies. SJI assumes no duty to update these statements should actual events differ from expectations.

      South Jersey Industries (NYSE: SJI) is an energy services holding company for South Jersey Gas, South Jersey Energy Solutions, South Jersey Energy, South Jersey Resources Group, South Jersey Energy Service Plus and Marina Energy. Visit http://www.sjindustries.com for more information about SJI and its subsidiaries.

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